Exhibit 99.1

LEAPFROG ANNOUNCES THIRD QUARTER 2008 FINANCIAL RESULTS

EMERYVILLE, California—November 3, 2008—LeapFrog Enterprises, Inc. (NYSE:LF), a leading designer, developer and marketer of technology-based learning products, today announced financial results for the third quarter and nine months ended September 30, 2008.

For the third quarter 2008, the company reported net sales of $194.6 million and net income of $24.0 million, or $0.38 per share. This compares to net sales of $144.0 million and a net loss of $10.3 million, or $0.16 per share, for the third quarter 2007. In addition to the 35% increase in net sales, the improved financial results included higher gross margin and lower operating expenses year-over-year.

LeapFrog President and Chief Executive Officer Jeffrey G. Katz stated, “We entered 2008 planning for our largest and most important launch year ever, and our third quarter results were on track with our expectations. Third quarter sales were driven by the continued roll-out of our new products, notably our Leapster2 and Didj educational gaming systems, and the Tag reading system in our international markets. These launches went well and our products have already won numerous awards and strong holiday toy accolades in the media, which we think bodes well for when holiday consumers finally come out of their bunkers. And we think they will come out. But, we doubt we can completely compensate for the recent softness in retail trends and so we are going to moderate our expectation for full year sales growth.”

Third Quarter 2008 Financial Results

Segment Results

Net sales from the U.S. Consumer segment increased 40% to $153.6 million for the third quarter 2008 compared with $109.5 million for the third quarter 2007. Net sales from the International segment increased 26% to $38.2 million for the third quarter 2008 compared with $30.2 million for the third quarter 2007. Net sales from the School segment decreased 35% to $2.8 million for the third quarter 2008 compared with $4.3 million for the third quarter 2007.

Gross Profit and Gross Margin

Gross profit improved to $85.3 million for the third quarter 2008 compared to $60.7 million for the third quarter 2007. Gross margin for the three months ended September 30, 2008 increased by 1.6 percentage points to 43.8% in the third quarter 2008 compared to 42.2% in the third quarter 2007.

Operating Expenses

Operating expenses totaled $56.0 million for the third quarter 2008 compared to $71.3 million for the third quarter 2007. Selling, general and administrative expense decreased by 35% for the third quarter 2008, reflecting the impact of cost containment actions including headcount reductions, as well as the absence of patent defense and settlement costs. Research and development costs also fell by 18% to $11.7 million, reflecting decreased spending for platform development and the shift to third-party content development. Advertising expense increased 14% year-over-year to $14.6 million for the third quarter 2008 to support new product introductions.

- more -

LeapFrog Enterprises, Inc.

Provision for Income Taxes

Provision for income taxes was $3.9 million for the third quarter 2008 compared with $0.6 million for the third quarter 2007, reflecting the increased profitability of the company.

Net Income/Loss

The company recorded net income of $24.0 million, or $0.38 per share, for the third quarter 2008, compared to a net loss of $10.3 million, or $0.16 per share, for the third quarter 2007. Higher sales, improved gross margins and lower operating expenses drove the improved performance.

Balance Sheet

Inventories were $96.9 million at September 30, 2008, compared with $52.4 million at December 31, 2007 and $110.3 million at September 30, 2007. The increase in inventories since year-end reflects an expanded product portfolio and preparations for the holiday selling season in the fourth quarter. Cash and investments totaled $32.3 million at September 30, 2008, compared with $104.4 million at December 31, 2007 and $97.5 million at September 30, 2007. The decline in cash is due to seasonal working capital needs combined with a year-to-date operating loss.

Outlook

“We are pleased with this quarter’s results. We have a strong portfolio of products, clean inventories, a healthy balance sheet and plenty of liquidity to weather the economic storm,” said Bill Chiasson, chief financial officer.

LeapFrog’s revised expectations for full year 2008 results are:

•	10%-15% revenue increase compared to 2007.

•	Higher gross margin compared with 39.2% in 2007.

•	15% reduction in overall SG&A and R&D spending compared to 2007.

Conference Call and Webcast

A conference call will be held today, November 3, at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) to provide further discussion of the results for the third quarter of 2008. A live Web cast of the conference call will be offered on LeapFrog’s investor relations website at www.leapfroginvestor.com and on www.earnings.com. To participate in the call, please dial (706) 634-0183 and request Conference ID 69608981. A replay of the Web cast will be available on these Web sites through November 3, 2009. A telephone replay is also available through December 3, 2008 at (706) 634-0183; I.D. No. 69608981.

LeapFrog Enterprises, Inc.

Upcoming Investor Luncheon

LeapFrog will host an investor luncheon on Thursday, November 6, in New York City. For more information contact Eileen VanEss, Vice President of Investor Relations and Treasurer, at 510-420-5361 or ir@leapfrog.com.

About LeapFrog

LeapFrog Enterprises, Inc. is a leading designer, developer, and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California. LeapFrog has developed a family of learning platforms that come to life with an extensive library of software titles covering important subjects such as phonics, reading, writing, math, music, geography, social studies, spelling, vocabulary and science. In addition, the company has created a broad line of stand-alone educational products for children. LeapFrog’s award-winning products are available in six languages at major retailers in more than 35 countries around the world. LeapFrog School’s multisensory products currently reach students in more than 100,000 classrooms across the United States. LeapFrog School is a business division of LeapFrog Enterprises, Inc.

NOTE: LEAPFROG, the LeapFrog Logo, TAG, LEAPSTER, and DIDJ are trademarks or registered trademarks of LeapFrog Enterprises, Inc.

Forward-Looking Statements

Cautionary Statement under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, including statements regarding the timing, scope and success of future product launches, expected benefits of new products and services, anticipated 2008 financial results, including expected net sales, margins, expenses, profitability, cash flow and cash balances for 2008. These forward-looking statements involve risks and uncertainties, including risks related to overall consumer sentiment and its effect on retailer buying behavior, the company’s ability to launch and support new products, services and features on time and at anticipated margin and profit levels; the acceptance by consumers, retailers and schools of the company’s new strategy related to Internet-connected products and related Internet services, including with respect to the LeapFrog Learning Path; the company’s ability to launch and operate its network infrastructure to support the new Internet-related business; and the effect of marketing on the sales of the company’s products and services. These and other risks and uncertainties detailed from time to time in the company’s SEC filings, including its 2007 annual report on Form 10-K filed on March 13, 2008, could cause the company’s actual results to differ materially from those discussed in this release. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

LeapFrog Enterprises, Inc.

Contact Information:

Investors:	Media:

Eileen VanEss	Mischa Dunton
Investor Relations	Corporate Communications
(510) 420-5361	(510) 596-5441

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30,		December 31, 2007
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,644	$71,677	$93,460
Short-term investments	—	11,800	—
Accounts receivable, net of allowances	160,192	118,527	126,936
Inventories	96,907	110,261	52,415
Prepaid expenses and other current assets	13,121	21,388	20,427
Deferred income taxes	3,072	4,578	3,405

Total current assets	296,936	338,231	296,643
Property and equipment, net	36,335	32,616	34,017
Deferred income taxes	216	277	213
Intangible assets, net	23,799	24,866	24,512
Long-term investments	8,701	14,000	10,925
Other assets	3,651	9,070	4,153

Total assets	$369,638	$419,060	$370,463

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$77,176	$69,472	$46,868
Accrued liabilities and deferred revenue	43,839	48,904	57,591
Income taxes payable	187	1,955	93

Total current liabilities	121,202	120,331	104,552
Long-term liabilities	23,024	23,751	22,438
Commitments and contingencies
Stockholders’ equity:
Class A common stock, par value $0.0001; 139,500 shares authorized; shares issued and outstanding: 36,141, 35,782 and 35,857 at September 30, 2008 and 2007, and December 31, 2007, respectively	4	4	4
Class B common stock, par value $0.0001; 40,500 shares authorized; shares issued and outstanding: 27,614 at September 30, 2008 and 2007, and December 31, 2007, respectively	3	3	3
Treasury stock	(185)	(185)	(185)
Additional paid-in capital	361,763	351,625	353,857
Accumulated other comprehensive income	2,023	5,217	4,036
Accumulated deficit	(138,196)	(81,686)	(114,242)

Total stockholders’ equity	225,412	274,978	243,473

Total liabilities and stockholders’ equity	$369,638	$419,060	$370,463

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net sales	$194,626	$144,045	$321,240	$260,965
Cost of sales	109,300	83,272	187,896	155,205

Gross profit	85,326	60,773	133,344	105,760
Operating expenses:
Selling, general and administrative	27,172	41,896	83,945	104,240
Research and development	11,688	14,242	36,674	42,735
Advertising	14,590	12,804	26,915	22,610
Depreciation and amortization	2,484	2,386	7,201	7,315

Total operating expenses	55,934	71,328	154,735	176,900

Income (loss) from operations	29,392	(10,555)	(21,391)	(71,140)
Other income (expense):
Interest income	305	1,470	2,202	5,908
Interest expense	(106)	(14)	(139)	(88)
Other, net	(1,648)	(569)	(4,205)	(151)

Total other income (expense)	(1,449)	887	(2,142)	5,669

Income (loss) before income taxes	27,943	(9,668)	(23,533)	(65,471)
Provision for income taxes	3,892	637	421	3,290

Net income (loss)	$24,051	$(10,305)	$(23,954)	$(68,761)

Net income (loss) per common share:
Class A and B - basic	$0.38	$(0.16)	$(0.38)	$(1.09)
Class A and B - diluted	$0.38	$(0.16)	$(0.38)	$(1.09)
Weighted average shares used to calculate net income (loss) per common share:
Class A and B - basic	63,683	63,376	63,589	63,319
Class A and B - diluted	63,923	63,376	63,589	63,319

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended September 30,
	2008	2007
Net loss	$(23,954)	$(68,761)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	15,614	14,171
Unrealized foreign exchange (gain) loss	1,826	(3,092)
Deferred income taxes	330	(3,551)
Stock-based compensation expense	8,015	7,395
Impairment of investment in auction rate securities	2,822	—
Investment accretion	—	(792)
Provision for (recovery on) doubtful accounts	942	(228)
Other changes in operating assets and liabilities:
Accounts receivable	(34,198)	12,045
Inventories	(44,492)	(37,240)
Prepaid expenses and other current assets	7,306	1,968
Other assets	502	67
Accounts payable	30,308	22,752
Accrued liabilities and deferred revenue	(13,752)	10,147
Long-term liabilities	586	4,083
Income taxes payable	94	1,231
Other	41	(608)

Net cash used by operating activities	(48,010)	(40,413)

Investing activities:
Purchases of property and equipment	(17,260)	(17,922)
Purchases of investments	—	(460,329)
Sales of investments	—	516,088

Net cash (used) provided by investing activities	(17,260)	37,837

Financing activities:
Proceeds from stock option exercises and employee stock purchase plans	623	2,389
Net cash paid for payroll taxes on restricted stock unit releases	(731)	(746)

Net cash (used) provided by financing activities	(108)	1,643

Effect of exchange rate changes on cash	(4,438)	5,296

Net change in cash and cash equivalents for the period	(69,816)	4,363
Cash and cash equivalents at beginning of period	93,460	67,314

Cash and cash equivalents at end of period	$23,644	$71,677